UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 16, 2018

Albertsons Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-205546	47-5579477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd, Boise, ID		83706
(Address of Principal Executive Offices)		(Zip Code)

(208) 395-6200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Term Loan Agreement

On November 16, 2018, Albertsons Companies, Inc. (the “Company” or “ACI”) repaid approximately $976 million in aggregate principal amount of the $2,976 million term loan tranche B-4 (the “Term Loan B-4”) along with accrued and unpaid interest on such amount and fees and expenses related to the Term Loan Repayment and the Term Loan B-7 (each as defined below), for which the Company used approximately $610 million of cash on hand and approximately $410 million of borrowings under the Company’s New ABL Facility (as defined below) (such repayment, the “Term Loan Repayment”). Substantially concurrently with the Term Loan Repayment, the Company amended the Company’s Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015 (as amended, the “Term Loan Agreement”), to establish a new term loan tranche and amend certain provisions of the Term Loan Agreement. The new tranche consists of $2,000 million of new term B-7 loans (the “Term Loan B-7”). The Term Loan B-7, together with cash on hand, was used to repay in full the remaining principal amount outstanding under the Term Loan B-4.

The Term Loan B-7 has a maturity date of November 17, 2025. The Term Loan B-7 amortizes, on a quarterly basis, at a rate of 1% per annum of the original principal amount of the Term Loan B-7 (which payments will be reduced as a result of the application of prepayments in accordance with the terms therewith). The Term Loan B-7 bears interest, at the borrower’s option, at a rate per annum equal to either (a) the base rate plus 2.00% or (b) LIBOR (subject to a 0.75% floor) plus 3.00%.

The other terms of the Term Loan Agreement will remain substantially the same.

The foregoing is a summary of the material provisions of the Term Loan B-7. It does not include all of the provisions of the amendment to the Term Loan Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

New ABL Facility

On November 16, 2018, the Company amended and restated the agreement governing its existing secured asset-based loan facility (such agreement, as amended, the “New ABL Facility”). The following is a summary of the material provisions of the New ABL Facility. It does not include all of the provisions of the New ABL Facility, does not purport to be complete and is qualified in its entirety by reference to the full text of the New ABL Facility, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Structure. The New ABL Facility provides for a $4,000 million revolving credit facility (with subfacilities for letters of credit and swingline loans), subject to a borrowing base (described below). In addition, ACI is entitled to increase the commitments under the New ABL Facility by up to $1,500 million.

Maturity. The New ABL Facility matures on November 16, 2023.

Borrowing Base. The amount of loans and letters of credit available under the New ABL Facility is limited to the lesser of the aggregate commitments under the New ABL Facility or an amount determined pursuant to a borrowing base. The borrowing base at any time is equal to 90% of eligible credit card receivables, plus 90% of the net amount of eligible pharmacy receivables, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible inventory (other than perishable inventory) multiplied by the book value thereof, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible perishable inventory multiplied by the book value thereof (subject to a cap of 25% of the borrowing base), plus 85% of the product of the average per script net orderly liquidation value of the eligible prescription files of the borrowers and the guarantors thereunder (the “ABL Eligible Pharmacy Scripts”), multiplied by the number of such ABL Eligible Pharmacy Scripts (subject to a cap of 30% of the borrowing base), minus eligibility reserves. The eligibility of accounts receivable, inventory and prescription files for inclusion in the borrowing base will be determined in accordance with certain customary criteria specified in the credit agreement that governs the New ABL Facility, including periodic appraisals.

Interest. Amounts outstanding under the New ABL Facility bear interest at a rate per annum equal to, at ACI’s option, (i) the base rate, plus an applicable margin equal to (a) 0.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 66% of the aggregate commitments), (b) 0.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (c) 0.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments), or (ii) LIBOR, plus an applicable margin equal to (a) 1.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 66% of the aggregate commitments), (b) 1.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 66% of the aggregate commitments, but greater than or equal to 20% of the aggregate commitments), or (c) 1.75% (if daily average excess availability during the most recently ended fiscal quarter is less than 20% of the aggregate commitments). If not paid when due, the New ABL Facility bears interest at the rate otherwise applicable to such loans at such time plus an additional 2% per annum during the continuance of such payment event of default and the letter of credit fees increase by 2%. Other overdue amounts bear interest at a rate equal to the rate otherwise applicable to such revolving loans bearing interest at the base rate at such time, plus 2% until such amounts are paid in full.

Guarantees. Subject to certain exceptions as set forth in the definitive documentation for the New ABL Facility, the amounts outstanding under the New ABL Facility are guaranteed by each of ACI’s existing and future direct and indirect wholly-owned domestic subsidiaries that are not borrowers.

Security. Subject to certain exceptions as set forth in the definitive documentation for the New ABL Facility, the obligations under the New ABL Facility are secured by (i) a first-priority security interest in and lien on substantially all of the accounts receivable, inventory, documents of title related to inventory, instruments, general intangibles (excluding any equity interests of ACI or any of its subsidiaries and intellectual property), chattel paper, and supporting obligations of ACI and its subsidiaries that are borrowers or guarantors under the New ABL Facility and (ii) a second-priority security interest in and lien on substantially all other assets (other than real property).

Fees. Certain customary fees are payable to the lenders and the agents under the New ABL Facility, including a commitment fee on the average daily unused amount of the New ABL Facility, in an amount equal to (i) 0.25% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is less than 50% of the aggregate commitments and (ii) 0.375% per annum if such average daily excess availability amount during the most recently ended fiscal quarter is greater than or equal to 50% of the aggregate commitments.

Affirmative and Negative Covenants. The New ABL Facility contains various affirmative and negative covenants (in each case, subject to customary exceptions as set forth in the definitive documentation for the New ABL Facility), including, but not limited to, restrictions on ACI’s ability and the ability of its restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay other indebtedness; (iv) make certain restricted payments, including the payment of dividends by ACI; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict dividends and distributions from ACI’s subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any of ACI’s organizational documents or material indebtedness; (xi) change lines of business; or (xii) make certain accounting changes.

Financial Covenants. The New ABL Facility provides that if (i) excess availability is less than (a) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (b) $250 million at any time or (ii) an event of default is continuing, ACI and its subsidiaries must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived and/or the 30th day that all such triggers under clause (i) no longer exist.

Events of Default. The New ABL Facility contains customary events of default (subject to exceptions, thresholds and grace periods as set forth in the definitive documentation for the New ABL Facility), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults and cross-accelerations with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) material judgments; (ix) certain ERISA matters; and (x) certain change of control events (including after completion of this offering, any person or group (other than (a) Cerberus Capital Management, L.P.; (b) Lubert-Adler Partners, L.P.; (c) Klaff Realty, L.P.; (d) Schottenstein Stores Corp.; and (e) Kimco Realty Corporation, and their affiliates, related funds and managed accounts)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 7, dated as of November 16, 2018, to the Second Amended and Restated Term Loan Agreement, dated as of August 25, 2014 and effective as of January 30, 2015, among Albertsons Companies, Inc., Albertson’s LLC, the co-borrowers party thereto, the guarantors party thereto, the parties thereto from time to time as lenders and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent.

10.2	Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018, among Albertsons Companies, Inc., as lead borrower, the subsidiary borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc. (Registrant)

November 16, 2018	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Executive Vice President and General Counsel